Exhibit 99.3

FORM OF ANNOUNCEMENT EMAIL TO ELIGIBLE PARTICIPANTS

SUBJECT:	IMPORTANT NEWS: Launch of Award Exchange Program
DATE:	December 28, 2020

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Control Number: 1234567890
Holder Account Number: 0000012345

https://web.lumiagm.com/235214418

IMPORTANT NEWS - PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS PROGRAM, YOU MUST TAKE ACTION BY 2:00 P.M., EASTERN TIME, ON JANUARY 27, 2021.

We are pleased to provide details of an offer for eligible employees to exchange (i) fixed value rights that were granted by Qualtrics (“Fixed Value Rights”), (ii) Post-2018 variable awards that vesting on or after February 1, 2021 and (iii) your awards that were granted under SAP’s Move SAP Plan and Grow SAP Plan (together with the post 2018-variable awards your “Existing RSUs”), in each case, that vests on or after February 1, 2021 and, in return, receive restricted stock units of Qualtrics (“Qualtrics RSUs”), which represent the right to receive shares of Qualtrics Class A common stock upon vesting. As you hold Fixed Value Rights and /or Existing RSUs, we encourage you to carefully read the “Offer to Exchange Certain Outstanding Fixed Value Rights for Restricted Stock Units with respect to shares of Class A common stock of Qualtrics International Inc. and certain Outstanding Cash Settled Restricted Stock Units of SAP SE for restricted stock units with respect to shares of Class A common stock of Qualtrics International Inc.”, as well as the other offering materials contained in the Schedule TO we filed with the Securities and Exchange Commission on December 28, 2020, all of which are available on the exchange offer website at https://web.lumiagm.com/235214418. These materials will help you to understand the risks and benefits of our exchange program and the terms and conditions of the offer.

OFFER TO EXCHANGE PROGRAM INFORMATION & WEBSITE

Below you will find a basic outline of the program. Please take the time to educate yourself about the program by reviewing the resources on the exchange offer website. If you choose to participate, you can elect to do so through this website as well. To log into the website, please go to https://web.lumiagm.com/235214418. Please enter your 11-digit Control Number and the last five digits of your account number to access the Offering Materials and to make your election.

ELIGIBILITY

Employees and executive officers of Qualtrics and its subsidiaries, and employees of SAP and its subsidiaries who provide substantially all of their services as SAP employees to Qualtrics, on the date hereof who hold Fixed Value Rights and Existing RSUs that vest on or after February 1, 2021. To remain eligible to tender Fixed Value Rights and Existing RSUs for exchange and cancellation and receive Qualtrics RSUs pursuant to this Offer, eligible employees must continue to be an employee of Qualtrics, its subsidiaries or SAP and its subsidiaries on and from the date hereof through the expiration of this Offer at 2:00 p.m., Eastern Time, on January 27, 2021, or such later date to which this Offer may be extended (such date, as it may be extended, the “Expiration Date”) and also through the time and date on which the Qualtrics RSUs are granted (such time and date, the “Grant Date”). The Grant Date will be on or promptly following the date we accept Fixed Value Rights and Existing RSUs tendered for exchange in this Offer, which we expect will be on or promptly following the Expiration Date.

EXCHANGE DETAILS

•If you meet the employee eligibility requirements and your Existing RSUs are properly tendered and accepted for exchange, you will be entitled to receive Qualtrics RSUs convertible into a number of shares of Qualtrics Stock based on the “Exchange Ratio”, which will be determined upon the pricing of the Qualtrics IPO.
•If you meet the employee eligibility requirements and your Fixed Value Rights are properly tendered and accepted for exchange, you will be entitled to receive Qualtrics RSUs based on the Exchange Quotient, which will be determined upon the pricing of the Qualtrics IPO.

You will not know the exact number of Qualtrics RSUs that you will receive in exchange for Fixed Value Rights and Existing RSUs that you tender until after the expiration of this Offer when the final Exchange Ratio is calculated (at approximately 5:30 p.m., Eastern Time, on the Expiration Date). However, you will be able to access certain updated pricing-related information through the Election Site for the SAP—Qualtrics Exchange Program at https://web.lumiagm.com/235214418.

TIMING

•The offering period begins now and will end at 2:00 p.m., Eastern Time, on January 27, 2021, unless SAP and Qualtrics are required or decide to extend the offering period to a later date.
•Individuals who wish to participate in the exchange program must elect to participate during this window through the exchange offer website. We will not accept any elections after 2:00 p.m., Eastern Time, on January 27, 2021, unless SAP and Qualtrics is required or opt to extend the offering period to a later date.
•Based on our expected timeline, participants will be granted Qualtrics RSUs in exchange for tendered Fixed Value Rights and Existing RSUs on or shortly after January 27, 2021.

HOW TO LEARN MORE

The election period for this program begins today. There are many things to consider when deciding whether or not to participate in this program, and we encourage you to carefully read the offering materials before deciding to participate. Please review the exchange program website for more information and instructions on how to elect to participate in the program, change a prior election and withdraw your election before the end of the election period.

NO SAP OR QUALTRICS EMPLOYEE IS AUTHORIZED TO MAKE ANY RECOMMENDATION ON YOUR BEHALF AS TO YOUR CHOICES. AS A RESULT, YOU MAY WISH TO CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND/OR TAX ADVISORS AS PART OF YOUR DECISION-MAKING PROCESS.

For those employees residing outside the United States, we urge you to educate yourselves about the financial and tax consequences of participating in this exchange by consulting with an appropriate advisor. SAP and Qualtrics make no representations regarding the financial or tax consequences of your participation in this offer.

If you have any questions about the exchange program, please contact Qualtrics@dfking.com.

AST Financial
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